Exhibit 8.1
LIST OF SUBSIDIARIES OF POSCO

JURISDICTION OF
NAME	INCORPORATION
POSCO Engineering & Construction Co., Ltd.	Korea
Posteel Co., Ltd.	Korea
POSCON Co., Ltd.	Korea
Pohang Coated Steel Co., Ltd.	Korea
POSCO Machinery & Engineering Co., Ltd.	Korea
POSDATA Co., Ltd.	Korea
POSCO Research Institute	Korea
Seung Kwang Co., Ltd.	Korea
POS-AC Co., Ltd.	Korea
POSCO Specialty Steel Co., Ltd.	Korea
POSCO Machinery Co., Ltd.	Korea
POSTECH Venture Capital Co., Ltd.	Korea
POSCO Refractories & Environment Company Ltd. (POSREC)	Korea
POSCO Terminal Co., Ltd.	Korea
Posmate Co., Ltd.	Korea
Samjung Packing & Aluminum Co., Ltd.	Korea
POSCO Power Corp.	Korea
POSTECH 2006 Energy Fund	Korea
POSCO America Corporation (POSAM)	U.S.A.
POSCO Australia Pty. Ltd. (POSA)	Australia
POSCO Canada Ltd. (POSCAN)	Canada
POSCO Asia Co., Ltd. (POA)	Hong Kong
VSC POSCO Steel Corporation (VPS)	Vietnam
DALIAN POSCO-CFM Coated Steel Co., Ltd.	China
POS-Tianjin Coil Center Co., Ltd.	China
POSMETAL Co., Ltd.	Japan
Shanghai Real Estate Development Co., Ltd.	China
IBC Corporation	China
POSLILAMA Steel Structure Co., Ltd.	Vietnam
Zhangjiagang Pohang Stainless Steel Co., Ltd.	China
Guangdong Pohang Coated Steel Co., Ltd.	China
POSCO-Thailand Co., Ltd.	Thailand
Zhangjiagang POSHA Steel Port Co., Ltd.	China
POSCO Investment Co., Ltd.	Hong Kong
Qindgao Pohang Stainless Steel Co., Ltd.	China
POSCO (Suzhou) Automotive Processing Center Co., Ltd.	China
POSEC-Hawaii Inc.	U.S.A.
POS-Qingdao Coil Center Co., Ltd.	China
POS-ORE Pty. Ltd.	Australia
POSCO-China Holding Corp.	China
POSCO-JAPAN Co., Ltd.	Japan
POSCO Engineering & Consulting Co., Ltd. (Zhangjiagang)	China
POS-CD Pty. Ltd.	Australia
POS-GC Pty. Ltd.	Australia

JURISDICTION OF
NAME	INCORPORATION
POSCO-India Private Ltd.	India
POS-India Steel Processing Centre Pvt. Ltd.	India
POS-NPC	Japan
POSCO-Foshan Steel Processing Center Co., Ltd.	China
POSCAN Elkview Coal Ltd.	Canada
POS-MPC S.A. de C.V.	Mexico
Zhangjigang Pohang Port Co., Ltd.	China
POSCO-Vietnam Co., Ltd.	Vietnam

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